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                                   Exhibit 4.7

                     CLAY MARKETING & PUBLIC RELATIONS, INC.

                            515 North Midland Avenue

                           Upper Nyack, New York 10960

                                 August 19, 2002


International Dispensing Corporation
1111 Benfield Blvd., Suite 230
Millersville, Maryland 21108

Gentlemen:

      This will confirm our agreement that in full payment for all of our services to International Dispensing Corporation ("IDC") from April 1, 2002 to August 31, 2002, consisting of marketing, sales, market research, publicity, attendance at trade shows and assisting in presentations, subject to the next paragraph, IDC shall issue to Clay Marketing & Public Relations, Inc. ("Clay") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") 62,500 shares of Common Stock, par value $.001 per share, of IDC (the "Shares"). In addition, IDC shall, upon presentation of reasonable documentation, promptly reimburse Clay for up to an aggregate of $9,000 of direct out-of-pocket expenses incurred by Clay in connection with its performance of services for IDC.

      Not later than November 1, 2002 IDC shall file the Securities and Exchange Commission the Registration Statement covering such Shares and IDC shall thereafter use its best efforts to have the Registration Statement declared effective as soon as practicable.

      Please indicate your agreement with the foregoing by signing one copy of this letter and returning it to Clay.

                          Very truly yours,

                          CLAY MARKETING & PUBLIC RELATIONS, INC.

                          BY: /s/ Louis C. Tharp
                          ---------------------------------


AGREED TO:

INTERNATIONAL DISPENSING
   CORPORATION

By: /s/ Gary Allanson
   -----------------------------
        Gary Allanson, President